UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d) OF THE

SECURITIES EXCHANGE ACT OF 1934

November 30, 2012

Date of report (Date of earliest event reported)

PIPER JAFFRAY COMPANIES

(Exact Name of Registrant as Specified in its Charter)

Delaware	1-31720	30-0168701
(State of Incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

800 Nicollet Mall, Suite 800 Minneapolis, Minnesota		55402
(Address of Principal Executive Offices)		(Zip Code)

(612) 303-6000

(Registrant’s Telephone Number, Including Area Code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01	Entry into a Material Definitive Agreement.

The information in Item 2.03 of this Current Report on Form 8-K is incorporated by reference into this Item 1.01.

Item 2.03	Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant

On November 30, 2012, Piper Jaffray Companies (the “Company”) entered into a Note Purchase Agreement (the “Note Purchase Agreement”) with Piper Jaffray & Co., a wholly owned subsidiary of the Company (“PJ&Co”) and certain entities advised by Pacific Investment Management Company LLC (“PIMCO”), under which PJ&Co purchased variable rate senior unsecured notes from the Company (the “Notes”) and immediately resold the Notes pursuant to Rule 144A under the Securities Act of 1933, as amended, to entities advised by PIMCO. The Notes were purchased and resold by PJ&Co at a purchase price equal to 100% of their principal amount.

The Notes issued consist of two classes, Class A Notes and Class B Notes, with an aggregate principal amount of $125 million. The Company issued $50 million aggregate principal amount of Class A Notes and $75 million aggregate principal amount of Class B Notes. The Class A Notes bear interest at a rate equal to the three-month London Interbank Offered Rate (“LIBOR”) plus 4.00% and mature 18 months after the date of issuance. The Class B Notes bear interest at a rate equal to the three-month LIBOR plus 4.50% and mature 36 months after the date of issuance. Interest on the Notes is payable, and the Notes’ interest rates adjust, on a quarterly basis. The Notes rank pari passu with the Company’s other senior unsecured debt.

The Company intends to use the proceeds from the issuance of the Notes for general corporate purposes and to repay all of the approximately $85.5 million of indebtedness outstanding under its credit agreement with SunTrust Bank and the lenders party thereto. The repayment of existing indebtedness would eliminate the Company’s obligation to comply with the covenants under the credit agreement with SunTrust Bank and the lenders party thereto, including limitations on the Company’s repurchase of its shares. As a result, the Company will have increased flexibility to repurchase shares under its current $100 million repurchase authorization, which became effective on October 1, 2012 and runs through September 30, 2014.

The Note Purchase Agreement includes customary events of default, including failure to pay principal when due or failure to pay interest within five business days of when due, any representation or warranty in the Note Purchase Agreement proving untrue in any material respect when made by the Company, defaults in the observance of any covenant which continue unremedied for 30 days, default on certain other material indebtedness of the Company or its subsidiaries or certain events involving bankruptcy or insolvency of the Company or its subsidiaries. If there is any event of default under the Note Purchase Agreement, the noteholders may exercise customary remedies, including declaring the entire principal and any accrued interest on the Notes to be due and payable. In addition, if there is a change of control of the Company (as defined in the Note Purchase Agreement), then the noteholders will have the right to require the Company to redeem their Notes to the Company at an amount equal to 101% of the principal amount plus accrued interest. The Company may optionally redeem the Notes, in whole but not in part, upon the occurrence of a change in control for a cash price equal to the greater of (1) 100% of the principal amount of the Notes being redeemed or (2) an amount equal to the sum of the present values of the remaining scheduled payments of principal and interest on the Notes being redeemed, discounted to the date of redemption on a semi-annual basis at the treasury rate plus 0.50%.

The Note Purchase Agreement includes covenants that, among other things, require the Company to maintain a minimum consolidated tangible net worth, require PJ&Co to maintain a minimum amount of regulatory net capital, limit the Company’s leverage ratio and require the Company to maintain a minimum ratio of operating cash flow to fixed charges.

The foregoing description of the Note Purchase Agreement does not purport to be complete and is qualified in its entirety by reference to the Note Purchase Agreement, a copy of which is filed as Exhibit 10.1 hereto and incorporated by reference in this Current Report on Form 8-K.

Item 9.01.	Financial Statements and Exhibits.

(d) Exhibits.

10.1	Note Purchase Agreement dated November 30, 2012 among Piper Jaffray Companies, Piper Jaffray & Co. and the Purchasers party thereto.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

PIPER JAFFRAY COMPANIES

Date: November 30, 2012	/s/ Debbra L. Schoneman
Debbra L. Schoneman
Chief Financial Officer

EXHIBIT INDEX

No.	Description	Manner of Filing

10.1	Note Purchase Agreement dated November 30, 2012 among Piper Jaffray Companies, Piper Jaffray & Co. and the Purchasers party thereto.	Filed Electronically